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[LOGO OF QI APPEARS HERE]                                         EXHIBIT 10.14

Mr. Francis E.J. Wilde III
316 Ridgehaven Place
Richardson, TX 75080                                     August 20, 1997

RE: OFFER OF EMPLOYMENT

Dear Frank:

On behalf of Quadrant International, Inc. (QI), I am pleased to offer you employment as the President of Quadrant International, Inc. In this position you will have a broad range of responsibilities which we will develop together to ensure that QI meets its overall corporate objectives. In this capacity, you will report to Gregg Garnick, CEO and Chairman for QI and you will have an expected starting date of Monday, August 25, 1997.

QI is confidant that you have the attitude, desire, skills and work ethic to quickly become an integral part of the company, management team and Board of Directors. I, along with the entire QI team, are looking forward to you joining us in our pursuit of building a profitable, world-wide and fast growth company.

1)   CASH COMPENSATION - in terms of cash compensation, we have agreed that it
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shall be comprised of the following elements:

     a) Initial Base pay of $130,000 per annum. As agreed, annual base pay will be adjusted upward upon QI securing a minimum of $2m in additional equity financing. Annual base pay will be set at a minimum level of 10% lower than annual base pay of that of QI's CEO. For planning purposes it should be noted that wages at QI are paid once a month on the last day of each month.

     b) Signing Bonus of $25,000. To facilitate your transition from Texas to Pennsylvania and ensure a smooth move, QI agrees to pay you a one time signing bonus in the amount of $25,000 payable in three monthly installments: $10,000 upon execution of this agreement, $10,000 payable thirty days following your first day at QI and the remaining $5,000 payable thirty days later.

     c)   You will receive a monthly car allowance of $600.

2)   INCENTIVE STOCK OPTION - QI agrees to grant to you a incentive stock option
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for up to 1,OOO,OOO shares of QI common stock subject to the satisfaction of the performance goals set forth below. These shares will be granted upon your start date at an exercise price of $1.00 per share under QI's ESOP plan. The 1,000,000 shares will vest in equal increments of 200,000 shares per quarter and based on meeting pre-established quarterly goals set between you, me and QI's BOD.

Upon the successful sale of QI at a minimum valuation of $80M the 1,000,000 shares stated above will automatically vest
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3) INCENTIVE CASH BONUS - Upon the successful sale of QI at a minimum valuation
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of $80M, QI agrees to issue to you a total of 2.5% of the proceeds or $2,000,000 in cash. Payment will be made thirty days following the receipt of proceeds from the sale.

4) HEALTH INSURANCE - QI will pay 100% of your health insurance. To facilitate
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your need for immediate health insurance coverage, QI agrees to reimburse you directly for COBRA coverage.

5) EXPENSES - Monthly expenses: telephone, entertainment (to be budgeted) and
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travel to be budgeted (airfare, rental cars, food and lodging) will be fully reimbursed upon receipt of monthly expense reports. Such reports must be completed in accordance with standard company operating procedure.

6) CONFIDENTIALITY AND NON COMPETE - As with all Senior QI employees, you will
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be requested to sign a Confidentiality and Non-Compete Agreement. A copy of these documents will follow via courier within the next few days. Upon your receipt please review and execute these documents at your earliest convenience.

Should you have any questions on this Offer or Confidentiality and Non-Compete Agreement, do not hesitate to contact me. Otherwise, I would ask you to kindly indicate your acceptance of these terms by signing one copy in the space provided below and returning same to my attention.

I look forward to speaking with you throughout the week.

Warm Regards,

Quadrant International Inc.

Gregg Garnick
CEO and Chairman

ACCEPTED AND AGREED TO:

/s/ Francis E.J. Wilde          8/25/97
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Francis E.J. Wilde III           DATE

[enclosure to follow with hard copy)